Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

INTERIM RESULTS ANNOUNCEMENT

FOR THE SIX MONTHS ENDED 30 JUNE 2012

The Board of Directors of Wynn Macau, Limited (the “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (collectively, the “Group”) for the six months ended 30 June 2012 as follows.

FINANCIAL HIGHLIGHTS

	Group
	For the six months ended
	30 June
	2012	2011
	HK$	HK$
	(in thousands, except per share amounts or otherwise stated)
Casino revenues	13,556,022	13,510,030
Other revenues	868,877	827,753
EBITDA	3,932,125	3,909,496
Profit attributable to owners	3,337,166	2,412,447
Earnings per Share — basic and diluted	64 cents	47 cents

DIVIDEND

The Board has not recommended an interim dividend payment for the six months ended 30 June 2012.

*	For identification purpose only

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Group
		For the Six Months Ended 30 June
		2012	2011
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(unaudited)
Operating revenues
Casino		13,556,022	13,510,030
Rooms		67,315	65,865
Food and beverage		94,192	94,198
Retail and other		707,370	667,690

		14,424,899	14,337,783

Operating costs and expenses
Gaming taxes and premiums		6,975,607	6,962,293
Staff costs		1,136,371	1,026,103
Other operating expenses	3	2,405,165	2,476,222
Depreciation and amortization		447,894	540,572
Property charges and other	4	45,135	849,311

		11,010,172	11,854,501

Operating profit		3,414,727	2,483,282

Finance revenues	5	24,931	9,917
Finance costs		(111,165)	(135,939)
Net foreign currency differences		(4,528)	12,003
Changes in fair value of interest rate swaps		20,725	46,679

		(70,037)	(67,340)

Profit before tax		3,344,690	2,415,942

Income tax expense	6	7,524	3,495

Net profit attributable to owners of the Company		3,337,166	2,412,447

Other comprehensive income
Available-for-sale investments:
Changes in fair value		5,764	—

Total comprehensive income attributable to owners of the Company		3,342,930	2,412,447

Basic and diluted earnings per Share	7	64 cents	47 cents

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		Group
		As at 30 June 2012	As at 31 December 2011
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)
Non-current assets
Property and equipment, net and construction in progress		7,621,074	7,692,859
Leasehold interest in land		2,215,393	2,244,085
Goodwill		398,345	398,345
Available-for-sale investments	8	210,529	404,754
Deposits for acquisition of property and equipment		14,040	32,323
Other non-current assets		297,245	285,750

Total non-current assets		10,756,626	11,058,116

Current assets
Available-for-sale investments	8	300,875	104,066
Inventories		157,486	179,940
Trade and other receivables	9	599,614	749,639
Prepayments and other current assets		70,209	53,809
Amounts due from related companies		231,504	57,654
Cash and cash equivalents		6,472,194	5,156,725

Total current assets		7,831,882	6,301,833

Current liabilities
Accounts payable	10	967,866	1,050,345
Land premium payable		211,267	104,329
Other payables and accruals		5,445,088	5,657,107
Interest-bearing bank loans	11	1,114,302	2,302,714
Amounts due to related companies	12	158,841	158,188
Interest rate swaps		—	20,752
Income tax payable		7,524	15,049
Other current liabilities		30,336	16,938

Total current liabilities		7,935,224	9,325,422

Net current liabilities		(103,342)	(3,023,589)

Total assets less current liabilities		10,653,284	8,034,527

		Group
		As at 30 June 2012	As at 31 December 2011
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)
Non-current liabilities
Interest-bearing bank loans	11	1,963,354	2,500,752
Land premium payable		700,166	807,104
Other payables and accruals		518,708	579,770
Other long-term liabilities		101,180	118,458

Total non-current liabilities		3,283,408	4,006,084

Net assets		7,369,876	4,028,443

Equity
Equity attributable to owners of the Company
Issued capital		5,188	5,188
Share premium account		153,436	153,436
Reserves		7,211,252	3,869,819

Total equity		7,369,876	4,028,443

Notes to Interim Financial Information

1.	BASIS OF PREPARATION AND PRESENTATION

This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2011. The accounting policies and basis of preparation adopted in the preparation of the interim financial information are the same as those used in the annual financial statements for the year ended 31 December 2011.

As at 30 June 2012, the Group had a net current liability position of HK$103.3 million (31 December 2011: HK$3,023.6 million). The Group expects it will generate positive cash flows in the second half of 2012 to meet its financial liabilities as and when they fall due. In addition, on 31 July 2012, the Group amended the Wynn Macau Credit Facilities and expanded its availability to US$2.3 billion (approximately HK$17.9 billion) equivalent. The Group believes it has sufficient working capital to finance its operations and financial obligations.

Application of new and revised IFRSs

The Group has adopted the following new and revised IFRSs for the first time for the current period’s interim financial information:

IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters
IFRS 7 Amendments	Amendments to IFRS 7 Financial Instruments:
Disclosures — Transfer of Financial Assets
IAS 12 Amendments	Amendments to IAS 12 Income tax — Deferred Tax:
Recovery of Underlying Assets

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information.

The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective.

2.	SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino and hotel resort. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

3.	OTHER OPERATING EXPENSES

	Group
	For the Six Months Ended
	30 June
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Gaming promoters’ commissions	949,397	960,524
Royalty fees	577,752	574,131
Cost of sales	311,381	358,640
Advertising and promotions	122,833	86,298
Utilities and fuel	94,257	84,506
Corporate support services and other	91,459	90,667
Operating supplies and equipment	73,482	70,012
Other support services	21,007	44,689
Operating rental expenses	12,400	10,723
Auditor’s remuneration	2,185	1,760
Provision (reversal of provision) for doubtful accounts, net*	(24,962)	42,195
Other	173,974	152,077

	2,405,165	2,476,222

*	During the six months ended 30 June 2012 the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded a HK$165 million credit against its provision for doubtful accounts, which decreased the provision for doubtful accounts to a net HK$25.0 million credit.

4.	PROPERTY CHARGES AND OTHER

“Property charges and other” for the six months ended 30 June 2012 relates primarily to asset abandonment losses of property and equipment and construction in progress abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. As for the six months ended 30 June 2011, it includes a donation made by the Group to the University of Macau Development Foundation (the “Foundation”). In May 2011, the Group entered into an agreement with the Foundation to donate a certain amount to the Foundation with the primary purpose of supporting the creation, promotion, operation, and other activities related to the Asia-Pacific Academy of Economics and Management created by the University of Macau. Under such agreement, the Group donated MOP200.0 million (approximately HK$194.2 million) in May 2011, and for each of the years from 2012 through 2022, the Group will donate MOP80.0 million (approximately HK$77.7 million). As a result of the above arrangement, the Group recognized approximately HK$831.1 million representing the present value of the donation as an expense for the six months ended 30 June 2011.

5.	FINANCE REVENUES

	Group
	For the Six Months Ended
	30 June
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Interest income from:
Available-for-sale financial assets
— listed	4,930	—
— unlisted	1,294	—
Held-to-maturity investments
— listed	—	702
— unlisted	—	14
Cash at banks	18,707	9,201

	24,931	9,917

6.	INCOME TAX EXPENSE

	Group
	For the Six Months Ended
	30 June
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Income tax expense: current — overseas	7,524	3,495

No provision for Hong Kong profit tax for the six months ended 30 June 2012 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2011: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2011: 12%). For the six months ended 30 June 2012, the current tax provision of HK$7.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2011: HK$3.5 million). Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits. On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$363.2 million in such tax for the six months ended 30 June 2012 (six months ended 30 June 2011: HK$267.5 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into an agreement, effective retroactively to 2006, with the Macau Special Administration Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2007 to 2011 Macau income tax returns remain subject to examination by the Macau Finance Bureau. In 2011, the Group received the results of the Macau Finance Bureau’s examination of its 2006 and 2007 Macau Complementary Tax returns. During July 2011, the Group filed an appeal of the examinations findings. The Macau Finance Bureau accepted the Group’s objection and the Group paid an additional tax payment of HK$8.5 million substantially all of which was provided for in prior years. In July 2012, the Macau Finance Bureau commenced an examination of the 2008 Macau income tax return of WRM. Since the examination is in its initial stage, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

As of 30 June 2012 and 31 December 2011, the Group has unrecognized tax losses and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

7.	EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2012 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2011: 5,187,508,287).

The calculation of diluted earnings per Share for the six months ended 30 June 2012 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,187,937,083 Shares (six months ended 30 June 2011: 5,187,928,658); including Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2011: 5,187,508,287) plus 387,083 (30 June 2011: 420,371) potential Shares arising from exercise of share options.

8.	AVAILABLE-FOR-SALE INVESTMENTS

	Group
	As at	As at
	30 June	31 December
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Listed debt securities, at fair value:
Hong Kong	61,305	59,685
Elsewhere	197,278	195,950

	258,583	255,635

Unlisted debt securities, at fair value	252,821	253,185

	511,404	508,820

Portion classified as non-current	(210,529)	(404,754)

Current portion	300,875	104,066

During the six months ended 30 June 2012, the gain in respect of the Group’s available-for-sale investments recognized in other comprehensive income amounted to HK$5.8 million (six months ended 30 June 2011: Nil). No amount was reclassified from other comprehensive income to the statement of comprehensive income for the period (six months ended 30 June 2011: Nil).

The investments are all denominated in Offshore RMB and have fixed interest rates ranging from 1.35% to 4.63% and will mature between five months and two years.

Originally, during the six months ended 30 June 2011, the Group’s investments were classified as held-to-maturity because the Group had the positive intent and ability to hold them to maturity. However, during the third quarter of 2011, due to the economic uncertainty in the global financial markets, the Group has reassessed the intention to hold the investments to maturity and changed the classification of its entire investments with a carrying value amounting to Offshore RMB427.9 million (approximately HK$524.5 million) from held-to-maturity to available-for-sale.

9.	TRADE AND OTHER RECEIVABLES

	Group
	As at	As at
	30 June	31 December
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Casino	713,020	976,686
Hotel	8,298	8,176
Retail leases and other	163,451	178,121

	884,769	1,162,983
Less: allowance for doubtful accounts	(285,155)	(413,344)

Total trade and other receivables, net	599,614	749,639

During the six months ended 30 June 2012, casino receivables of HK$103.4 million, which had been fully provided for, were written off. No receivables were written off for the six months ended 30 June 2011.

An aged analysis of trade and other receivables is as follows:

	Group
	As at	As at
	30 June	31 December
	2012	2011
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Within 30 days	196,056	351,162
31 to 60 days	145,902	227,670
61 to 90 days	89,470	212,975
Over 90 days	453,341	371,176

	884,769	1,162,983
Less: allowance for doubtful accounts	(285,155)	(413,344)

Net of allowance for doubtful accounts	599,614	749,639

Substantially all of the trade and other receivables as at 30 June 2012 and 31 December 2011 were repayable within 14 days.

10.	ACCOUNTS PAYABLE

During the six months ended 30 June 2012 and 2011, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	Group
	As at 30 June 2012 HK$	As at 31 December 2011 HK$
	(in thousands)
	(unaudited)	(audited)
Within 30 days	933,703	999,791
31 to 60 days	13,928	9,078
61 to 90 days	10,241	4,328
Over 90 days	9,994	37,148

	967,866	1,050,345

11.	INTEREST-BEARING BANK LOANS

The Wynn Macau Credit Facilities may be used for construction and development commitments or for other uses and are repayable as follows:

	Group
	As at 30 June 2012 HK$	As at 31 December 2011 HK$
	(in thousands)
	(unaudited)	(audited)
On demand or within one year	1,114,302	2,302,714
In the second year	2,016,244	1,114,441
In the third year	—	1,460,664

	3,130,546	4,877,819

Less: debt financing costs, net	(52,890)	(74,353)

	3,077,656	4,803,466

Portion classified as non-current	(1,963,354)	(2,500,752)

Current portion	1,114,302	2,302,714

The WRM term loan matures in June 2014, and the WRM revolving credit facility matured in June 2012. The principal amount of the WRM term loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin. Commencing in the fourth quarter of 2010, the WRM revolving credit facility, the WRM term loan hotel facility and the WRM term loan project facility tranches A (US$18,500,000) and B (HK$2,451,150,000) are subject to a margin of 1.25% to 2.00% depending on the Group’s leverage ratio at the end of each quarter. The WRM term loan project facility tranche C (US$125,000,000) remains subject to a margin of 1.75%. As at 30 June 2012, the weighted average margin is 1.29% (31 December 2011: 1.29%).

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expand availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

12.	RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related companies:

			Group For the Six Months Ended 30 June
			2012 HK$	2011 HK$
			(in thousands)
Name of Related Company	Related to the Company	Primary Nature of Transactions	(unaudited)	(unaudited)
Wynn Resorts, Limited	Ultimate parent company	Royalty fees (i)	577,752	574,131
Wynn Resorts, Limited	Ultimate parent company	Corporate support services (ii)	80,662	82,765
Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses	(2,629)	23,992
WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses (iii)	17,713	43,657
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges (iv)	54,181	21,659
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development Payroll (v)	30,838	12,303
Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges (ii)	14,193	7,902

All of the above transactions are noted as continuing related party transactions.

Notes:

(i)	Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, and hotel casino design, development and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third party’s intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRSs as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s interim financial information) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

	Group For the six months ended 30 June
	2012 HK$	2011 HK$
	(in thousands)
	(unaudited)	(unaudited)
Total operating revenues	14,424,899	14,337,783
Commissions and discounts included in operating revenues	4,127,352	4,160,280
Promotional allowances	706,546	641,535

IP gross revenues	19,258,797	19,139,598

(ii)	Corporate support services

Wynn Resorts, Limited provides corporate support services to the Group. These services consist of a limited number of executives in relevant areas assisting the Group on certain matters. The assistance includes guidance on certain issues and ensuring that, from a regulatory standpoint, Wynn Resorts, Limited’s standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense on a reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

(iii)	International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

•	Wages-regular and overtime;

•	Bonuses and commissions;

•	Vacation pay and sick leave;

•	Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

•	Employer-paid federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

•	Employer-paid business expenses and employee international allowances.

(v)	Design/development payroll

Wynn Design and Development provides design and development services to the Group in connection with the Group’s project in Cotai. Service fee is charged at cost incurred by Wynn Design and Development to the Group for the services provided.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2012 and 2011. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Linda Chen, who is also a director of Wynn Macau, Limited and Wynn Resorts, Limited. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2012, the net carrying amount of the house together with improvements and its land lease right was HK$63.8 million (31 December 2011: HK$58.6 million).

MANAGEMENT DISCUSSION AND ANALYSIS

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened on 21 April 2010.

Our Macau resort complex features:

•	Approximately 265,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;

•	Two luxury hotel towers with a total of 1,008 spacious rooms and suites;

•	Casual and fine dining in eight restaurants;

•

Approximately 54,600 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger LeCoultre, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Tudor, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;

•	Recreation and leisure facilities, including two health clubs and spas, a salon, a pool; and

•	Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June
	2012	2011
VIP table games	290	255
Mass market table games	203	225
Slot machines	939	1,053
Poker tables	11	11

In response to our evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

Cotai Development

On 2 May 2012, the Cotai Land concession contract for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) was gazetted by the government of Macau evidencing the final step in the granting of the Cotai Land. The Group anticipates constructing a full scale integrated resort containing a casino, approximately 2,000 rooms and suites, as well as convention, retail, entertainment and food and beverage offerings on the Cotai Land. The Group currently estimates the project budget to be in the range of US$3.5 billion to US$4.0 billion (approximately HK$27.2 billion to HK$31.0 billion).

In September 2011, the Group formally accepted the terms and conditions of a draft land concession contract from the Macau government for the Cotai Land. In December 2011, we paid the initial deposit of MOP500 million (approximately HK$485.4 million) to the Macau government. We will make eight additional semi-annual payments in the amount of MOP130.9 million (approximately HK$127.1 million) each, which includes 5% interest as required by the Macau government. The first of the eight semi-annual payments is due in November 2012, six months from 2 May 2012, the date on which the Cotai Land concession was published in the official gazette of Macau. Effective from 2 May 2012, the Group has leased the Cotai Land from the Macau government for an initial term of 25 years with the right to renew the land concession contract for additional periods, subject to applicable legislation and termination events. The land concession contract also requires that WRM, as a gaming concessionaire, operate and manage gaming operations on the Cotai Land.

As at 30 June 2012, the Group recorded its payment obligations under the land concession contract and related asset with HK$211.3 million included as a current liability and HK$700.2 million included as a long-term liability. The Group will also be required to make annual lease payments of MOP6.2 million (approximately HK$6.0 million) during the development period and annual payments of approximately MOP8.6 million (approximately HK$8.4 million) once the development is completed.

Cotai Land Agreement

On 10 May 2012, the Group made a US$50 million (approximately HK$389 million) payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development on the Cotai land noted above. The Group had previously disclosed the requirement to make this payment and accrued this US$50 million (approximately HK$389 million) obligation as a current liability which is included in other accrued liabilities as of 31 December 2011, when the Group accepted the draft land concession.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau statistical information, casinos in Macau generated approximately HK$144.4 billion in gaming revenue during the six months ended 30 June 2012, an increase of approximately 19.8% over the approximate HK$120.5 billion generated in the six months ended 30 June 2011, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. Tourist arrivals for the six months ended 30 June 2012 were 13.6 million compared to 13.2 million for the same period last year. The Macau market has experienced tremendous growth in capacity in the last few years. As at 31 May 2012, there were 24,117 hotel rooms and as at 30 June 2012, there were 5,498 table games in Macau, compared to 12,978 hotel rooms and 2,762 table games as at 31 December 2006.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. We have benefited from the rise in visitation to Macau over the past several years.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89.0% of visitors to Macau for the six months ended 30 June 2012 were from mainland China, Hong Kong, and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

•	Prevailing economic conditions in mainland China and Asia;

•	Various countries’ policies on the issuance of travel visas that may be in place from time to time and could affect travel to Macau;

•	Competition from other destinations which offer gaming and leisure activities;

•	Possible changes to government restrictions on currency conversion or the ability to export currency from mainland China or other countries;

•	Occurrence of natural disasters and disruption of travel; and

•	Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment has remained stable during the six months ended 30 June 2012. However, economic conditions can have a significant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy which opened Galaxy Macau, a major resort in the Cotai area, in May 2011. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau which opened the first phase of Sands Cotai Central, another major resort in the Cotai area, in April 2012. As at 30 June 2012, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the current six gaming operators has operating casinos and expansion plans announced or underway.

Wynn Macau also faces competition from casinos primarily located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands in Singapore, Genting Highlands Resort located outside of Kuala Lumpur, Malaysia and casinos in the Philippines. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amount of commissions paid to these promoters and netted against casino revenues were HK$3.80 billion and HK$3.84 billion for the six months ended 30 June 2012 and 2011, respectively. Commissions decreased 1.2% for the six months ended 30 June 2012 compared to the six months ended 30 June 2011, as VIP gross table games win decreased by 1.1%. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$626.7 million and HK$361.4 million as at 30 June 2012 and 2011, respectively. Any outstanding commissions are cleared no later than the fifth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history.

In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with clients.

Premium Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support services and other support services in arriving at operating profit.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the six months ended 30 June 2012 and 2011.

	For the Six Months Ended
	30 June
	2012	2011
	HK$	HK$
	(in thousands)
Operating profit	3,414,727	2,483,282
Add
Depreciation and amortization	447,894	540,572
Property charges and other	45,135	849,311
Share-based payments	(1,497)	24,957
Wynn Macau, Limited corporate expenses	25,866	11,374

Adjusted EBITDA	3,932,125	3,909,496

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

	For the Six Months Ended 30 June
	2012	2011
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)
Total casino revenues(1)	13,556,022	13,510,030

Rooms(2)	67,315	65,865
Food and beverage(2)	94,192	94,198
Retail and other(2)	707,370	667,690

Total operating revenues	14,424,899	14,337,783

VIP table games turnover	495,914,216	482,143,692
VIP gross table games win(1)	13,334,253	13,482,862

Mass market table games drop	10,705,615	10,684,063
Mass market gross table games win(1)	3,213,941	2,973,669

Slot machine handle	20,392,692	23,096,469
Slot machine win(1)	1,062,511	1,151,661

Average number of gaming tables(3)	490	475
Daily gross win per gaming table(4)	185,578	191,411

Average number of slots(3)	927	1,026
Average daily win per slot(4)	6,300	6,202

Notes:

(1)	Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the Six Months Ended 30 June
	2012	2011
	HK$	HK$
	(in thousands)
VIP gross table games win	13,334,253	13,482,862
Mass market gross table games win	3,213,941	2,973,669
Slot machine win	1,062,511	1,151,661
Poker revenues	72,669	62,118
Commissions and discounts	(4,127,352)	(4,160,280)

Total casino revenues	13,556,022	13,510,030

(2)	Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	For the Six Months Ended 30 June
	2012	2011
	HK$	HK$
	(in thousands)
Room revenues	67,315	65,865
Promotional allowances	389,412	372,842

Adjusted room revenues	456,727	438,707

Food and beverage revenues	94,192	94,198
Promotional allowances	285,828	252,289

Adjusted food and beverage revenues	380,020	346,487

Retail and other revenues	707,370	667,690
Promotional allowances	31,306	16,404

Adjusted retail and other revenues	738,676	684,094

(3)	For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(4)	Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information, because figures in our financial information are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2012 compared to financial results for the six months ended 30 June 2011

Operating Revenues

Total operating revenues increased slightly from HK$14.3 billion in the six months ended 30 June 2011 to HK$14.4 billion in the six months ended 30 June 2012.

Casino Revenues

Casino revenues remained basically flat from HK$13.5 billion (94.2% of total operating revenues) in the six months ended 30 June 2011 to HK$13.6 billion (94.0% of total operating revenues) in the six months ended 30 June 2012. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win decreased by 1.1%, from HK$13.5 billion in the six months ended 30 June 2011 to HK$13.3 billion in the six months ended 30 June 2012. VIP table games turnover increased by 2.86%, from HK$482.1 billion in the six months ended 30 June 2011 to HK$495.9 billion in the six months ended 30 June 2012. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) was 2.80% in the six months ended 30 June 2011 compared to 2.69% in the six months ended 30 June 2012, which was below our expected range of 2.7% to 3.0%.

Mass market casino gaming operations. Mass market gross table games win increased by 8.1%, from HK$3.0 billion in the six months ended 30 June 2011 to HK$3.2 billion in the six months ended 30 June 2012. Mass market table games drop remained basically flat, at approximately HK$10.7 billion in both the six months ended 30 June 2012 and 2011. The mass market gross table games win percentage (calculated before discounts) was 27.8% in the six months ended 30 June 2011 compared to 30.0% in the six months ended 30 June 2012, which was higher the expected win percentage range of 26% to 28%.

Slot machine gaming operations. Slot machine win decreased by 7.7% from HK$1.2 billion in the six months ended 30 June 2011 to HK$1.1 billion in the six months ended 30 June 2012. Slot machine handle decreased by 11.7%, from HK$23.1 billion in the six months ended 30 June 2011 to HK$20.4 billion in the six months ended 30 June 2012. Slot machine win and slot machine handle decreased primarily due to increased competition in the premium slot segment. In addition, we removed 99 machines from the gaming floor during the six months ended 30 June 2012. As a result of the decrease in slot machine count, slot machine win per unit per day increased 1.6% from HK$6,202 in the six months ended 30 June 2011 to HK$6,300 in the six months ended 30 June 2012.

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 5.0%, from HK$827.8 million (5.8% of total operating revenues) in the six months ended 30 June 2011 to HK$868.9 million (6.0% of total operating revenues) in the six months ended 30 June 2012. The increase in revenues was largely due to stronger retail sales in the six months ended 30 June 2012.

Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 2.2% from HK$65.9 million in the six months ended 30 June 2011 to HK$67.3 million in the six months ended 30 June 2012. The increase is due to the increase in average daily room rate and occupancy rate compared to the prior year.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 4.1% from HK$438.7 million in the six months ended 30 June 2011 to HK$456.7 million in the six months ended 30 June 2012.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the Six Months Ended 30 June
	2012		2011
Adjusted Average Daily Rate
(includes promotional allowances of
HK$2,129 in the six months ended 30 June 2012 and
HK$2,063 in the six months ended 30 June 2011)	HK$	2,489	HK$	2,418

Occupancy		90.7%		89.6%

Adjusted REVPAR (includes promotional allowances of
HK$1,930 in the six months ended 30 June 2012 and
HK$1,848 in the six months ended 30 June 2011)	HK$	2,256	HK$	2,166

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$94.2 million in the six months ended 30 June 2012, which was approximately the same as the six months ended 30 June 2011.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in the six months ended 30 June 2012, adjusted to include these promotional allowances were HK$380.0 million, a 9.7% increase from the six months ended 30 June 2011 adjusted revenues of HK$346.5 million. A higher portion of our food and beverage services were provided on a complimentary basis in the six months ended 30 June 2012 compared to 30 June 2011 to meet demand from our VIP clients and high-limit mass market customers.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 5.9%, from HK$667.7 million in the six months ended 30 June 2011 to HK$707.4 million in the six months ended 30 June 2012. The increase was due primarily to strong same store sales growth and the addition of new outlets.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 8.0% from HK$684.1 million in the six months ended 30 June 2011 to HK$738.7 million in the six months ended 30 June 2012, reflecting the strong same store sales growth and the addition of new outlets.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums of HK$7.0 billion in the six months ended 30 June 2012 was approximately the same as the six months ended 30 June 2011 as gross gaming win remained flat during the six months ended 30 June 2012 compared to the six months ended 30 June 2011. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 10.7%, from HK$1.0 billion in the six months ended 30 June 2011 to HK$1.1 billion in the six months ended 30 June 2012. This increase in staff costs is primarily due to general salary increases and an increase in the number of full-time equivalents needed to service our customers.

Other operating expenses. Other operating expenses decreased by 2.9% from HK$2.5 billion in the six months ended 30 June 2011 to HK$2.4 billion in the six months ended 30 June 2012, due primarily to a change in the estimate on doubtful accounts receivable. During the six months ended 30 June 2012 the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded a HK$165 million credit against its provision for doubtful accounts, which decreased the provision for doubtful accounts to a net HK$25.0 million credit.

Depreciation and amortization. Depreciation and amortization decreased by 17.1% from HK$540.6 million in the six months ended 30 June 2011 to HK$447.9 million in the six months ended 30 June 2012. This decrease is primarily due to assets with a five year life being fully depreciated as of September 2011.

Property charges and other. Property charges and other decreased from HK$849.3 million in the six months ended 30 June 2011 to HK$45.1 million in the six months ended 30 June 2012. Included in property charges and other for the six months ended 30 June 2011 is a charge of HK$831.1 million reflecting the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). The amount reflected in our accompanying condensed consolidated statement of comprehensive income has been discounted using our current estimated borrowing rate over the time period of the remaining committed payments. Other charges in each period represent gain/loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses decreased by 7.1%, from HK$11.9 billion in the six months ended 30 June 2011 to HK$11.0 billion in the six months ended 30 June 2012.

Finance Revenues

Finance revenues increased from HK$9.9 million in the six months ended 30 June 2011 to HK$24.9 million in the six months ended 30 June 2012. During 2012 and 2011, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in time deposits with a maturity of three months or less.

Finance Costs

Finance costs decreased by 18.2%, from HK$135.9 million in the six months ended 30 June 2011 to HK$111.2 million in the six months ended 30 June 2012. Finance costs decreased in the six months ended 30 June 2012 primarily due to the maturity of two interest rate swap agreements in August 2011 which resulted in a higher interest rate. This decrease as well as the increase in capitalized interest was partially offset by the increase in finance cost for the land concession and the charitable contribution payable to the University of Macau Development Foundation for the six months ended 30 June 2012.

Interest Rate Swaps

As required under the terms of the Wynn Macau Credit Facilities, we entered into agreements to swap a portion of the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. We recorded a gain of HK$20.7 million for the six months ended 30 June 2012 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2012. In June 2012, our interest rate swap matured and as of 30 June 2012, we had no outstanding interest rate swaps. We recorded a gain of HK$46.7 million in the six months ended 30 June 2011 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2011.

Income Tax Expense

For the six months ended 30 June 2012, our income tax expense was HK$7.5 million compared to an income tax expense of HK$3.5 million in the six months ended 30 June 2011. Our current tax expense for the six months ended 30 June 2012 and 2011 primarily relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement.

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 38.3%, from HK$2.4 billion in the six months ended 30 June 2011 to HK$3.3 billion in the six months ended 30 June 2012.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances as at 30 June 2012 were HK$6.5 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes. On 27 June 2012, the WRM revolving credit facility matured with no outstanding balance. On 31 July 2012, WRM expanded its availability under the senior secured bank facility to US$2.3 billion (approximately HK$17.9 billion) equivalent consisting of a US$750 million (approximately HK$5.8 billion) equivalent fully funded senior secured term loan facility and a US$1.55 billion (approximately HK$12.1 billion) equivalent senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. Borrowings under the Amended Wynn Macau Credit Facilities will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

Investments

As at 30 June 2012, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to two years that amounted to Offshore RMB419.4 million (approximately HK$511.4 million) compared to RMB415.6 million (approximately HK$508.8 million) as at 31 December 2011.

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2012 and 31 December 2011.

	As at
	30 June	31 December
	2012	2011
	HK$	HK$
	(in thousands except for percentages)
Interest-bearing bank loans, net	3,077,656	4,803,466
Accounts payable	967,866	1,050,345
Land premium payable	911,433	911,433
Other payables and accruals	5,963,796	6,236,877
Amounts due to related companies	158,841	158,188
Other liabilities	131,516	135,396
Less: cash and cash equivalents	(6,472,194)	(5,156,725)

Net debt	4,738,914	8,138,980
Equity	7,369,876	4,028,443
Total capital	7,369,876	4,028,443
Capital and net debt	12,108,790	12,167,423
Gearing ratio	39.1%	66.9%

Cash Flows

The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2012 and 2011.

	For the Six Months Ended 30 June
	2012	2011
	HK$	HK$
	(in millions)
Net cash generated from operating activities	3,861.3	4,948.1
Net cash used in investing activities	(691.4)	(393.0)
Net cash used in financing activities	(1,849.9)	(890.4)

Net increase in cash and cash equivalents	1,320.0	3,664.7
Cash and cash equivalents at beginning of period	5,156.7	3,819.2
Effect of foreign exchange rate changes, net	(4.5)	—

Cash and cash equivalents at end of period	6,472.2	7,483.9

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$3.9 billion in the six months ended 30 June 2012 compared to HK$4.9 billion in the six months ended 30 June 2011.

Operating profit was HK$3.4 billion for the six months ended 30 June 2012 compared to HK$2.5 billion for the six months ended 30 June 2011.

Net cash used in investing activities

Net cash used in investing activities was HK$691.4 million in the six months ended 30 June 2012, compared to net cash used in investing activities of HK$393.0 million in the six months ended 30 June 2011.

Capital expenditures were HK$323.1 million for the six months ended 30 June 2012, and related primarily to renovation projects to enhance and refine the Macau Operations and land improvement costs for Cotai. Capital expenditures for the six months ended 30 June 2011 were HK$141.0 million and related primarily to renovation projects to enhance and refine the Macau Operations. Also during the six months ended 30 June 2012, the Group made a HK$389.0 million payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development of the Cotai land.

Net cash used in financing activities

Net cash used in financing activities was HK$1.8 billion during the six months ended 30 June 2012 compared to HK$890.4 million during the six months ended 30 June 2011.

The difference between net cash flow used in the six months ended 30 June 2012 compared to the six months ended 30 June 2011 is primarily due to a HK$779.5 million repayment of the senior revolving credit facility under the Wynn Macau Credit Facilities made in the six months ended 30 June 2011 compared to a HK$1.7 billion repayment of the Wynn Macau Credit Facilities made in the six months ended 30 June 2012.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2012 and 31 December 2011.

Indebtedness information

	As at
	30 June	31 December
	2012	2011
	HK$	HK$
	(in thousands)
Senior revolving credit facility	—	1,168,844
Senior term loan facility	3,130,546	3,708,975
Less: debt financing costs, net	(52,890)	(74,353)

Total interest-bearing bank loans, net	3,077,656	4,803,466

Wynn Macau Credit Facilities

Overview

As at 30 June 2012, WRM’s credit facility consisted of a HK$4.3 billion fully funded senior term loan in a combination of Hong Kong dollar and U.S. dollar. The facility was permitted to be used for a variety of purposes, including further enhancements at our resort, investments in other projects in Macau and general corporate purposes. On 27 June 2012, WRM’s HK$7.7 billion senior revolving credit facility in a combination of Hong Kong and U.S. dollars matured with no outstanding balance (see “Recent Developments” section below for details of the Amended Wynn Macau Credit Facilities).

As at 30 June 2012, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$3.1 billion, of which HK$1.1 billion was denominated in U.S. dollars and HK$2.0 billion was denominated in Hong Kong dollars.

The term loans under the previously in place Wynn Macau Credit Facilities were due to mature in June 2014, but were refinanced as part of the Amended Wynn Macau Credit Facilities. The revolving loans under the Wynn Macau Credit Facilities matured in June 2012.

Security and Guarantees

Collateral for the previously in place Wynn Macau Credit Facilities consisted of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders had certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. This bank guarantee reimbursement agreement remains in place with the Amended Wynn Macau Credit Facilities.

Other terms

The previously in place Wynn Macau Credit Facilities contained covenants, terms, restrictions and events of default customary for casino development financings in Macau.

Recent developments

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expand availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities, which consist of both Hong Kong dollar and United States dollar tranches, will be used to refinance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities will bear interest for the first six months after closing at LIBOR or HIBOR plus a margin of 2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, subject to certain post-closing matters, substantially all of the assets of Palo.

The Amended Wynn Macau Credit Facilities contains representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

The Group had one interest rate swap agreement to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities which matured in June 2012.

Under this swap agreement, the Group paid a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap agreement fixed the interest rate on such borrowings at 3.4%.

The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximated their fair values. The fair value approximated the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value was estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, was subject to significant estimation and a high degree of variability of fluctuation between periods. We adjusted this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions did not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2012 and 2011, were charged to the condensed consolidated statement of comprehensive income.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of Wynn Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 12 to the Interim Financial Information. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Company’s shares during the six months ended 30 June 2012.

CORPORATE GOVERNANCE REPORT

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code.

The Company has complied with the code provisions in the Code on Corporate Governance Practices during the period from 1 January 2012 to 31 March 2012, both dates inclusive, and the code provisions in the Corporate Governance Code and Corporate Governance Report during the period 1 April 2012 to 30 June 2012, both dates inclusive, except for the following deviation from provision A.2.1 of the Code.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code for the six months ended 30 June 2012.

CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21

Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities.

Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

AUDIT COMMITTEE

An Audit Committee has been established by the Company to review and supervise the financial reporting process and internal control procedures of the Group. The Audit Committee comprises one non-executive Director and two independent non-executive Directors of the Company. The Audit Committee members have reviewed the Group’s results for the six months ended 30 June 2012.

INTERIM REPORT

The Company’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. The report on review of the interim financial information by the auditors will be included in the interim report to be sent to the shareholders.

INFORMATION CONCERNING MR. KAZUO OKADA

The Group’s affiliates are involved in litigation in addition to the actions noted below, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s financial condition, results of operations or cash flows.

On 18 February 2012, WRL’s Gaming Compliance Committee concluded a year-long investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc., at the time a stockholder of WRL, Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Kazuo Okada, the majority shareholder of Universal Entertainment Corporation, who is also a member of WRL’s board of directors and was at the time a Director of the Company. The factual record presented in the Freeh Report included evidence that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada has denied the impropriety of such conduct to members of the board of directors of WRL and Mr. Okada has refused to acknowledge or abide by WRL’s anti-bribery policies.

Based on the Freeh Report, the board of directors of WRL determined that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada are “unsuitable” under Article VII of the WRL articles of incorporation. The board of directors of WRL was unanimous (other than Mr. Okada) in its determination. The board of directors of WRL also requested that Mr. Okada resign as a director of WRL and recommended that Mr. Okada be removed as a member of the Board of Directors of the Company. In addition, on 18 February 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., a wholly owned subsidiary of WRL.

Based on the board of directors of WRL’s finding of “unsuitability”, on 18 February 2012, WRL redeemed and canceled Aruze USA, Inc.’s 24,549,222 shares of WRL’s common stock. Following a finding of “unsuitability”, WRL’s articles of incorporation authorize redemption at “fair value” of the shares held by unsuitable persons. WRL engaged an independent financial advisor to assist in the fair value calculation and concluded that a discount to the then-current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze USA, Inc. under the terms of the Stockholders Agreement (as defined below). Pursuant to the articles of incorporation, WRL issued the redemption price promissory note (the “Redemption Note”) to Aruze USA, Inc. in redemption of the shares. The Redemption Note has a principal amount of US$1.94 billion (approximately HK$14.7 billion), matures on 18 February 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. WRL may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of WRL or as specifically mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of WRL or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

On 19 February 2012, WRL filed a complaint in the District Court of Clark County, Nevada against Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation, companies controlled by Mr. Okada (the “Okada Parties”) alleging breaches of fiduciary duty and related claims. WRL is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents. On 12 March 2012, Aruze USA, Inc. and Universal Entertainment Corporation removed the action to the United States District Court for the District of Nevada. On that same date, Aruze USA, Inc. and Universal Entertainment Corporation filed an answer denying the claims and a counterclaim that purports to assert claims against WRL, each of the members of WRL’s board of directors (other than Mr. Okada) and a senior executive of WRL. Among other relief, the counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Stockholders Agreement. WRL’s claim of 19 February 2012, was removed to federal court by the Okada Parties. On 29 March 2012, WRL filed a motion to remand the action to state court and to request an extension to answer. The motion to remand was granted and WRL’s request for related attorneys’ fees is fully briefed and pending. When the court rules on the pending fee motion, the case will be sent back to the state court, which has determined that this action will be coordinated with Mr. Okada’s inspection action (discussed below). The Okada Parties have filed a notice of intent to commence a separate federal securities action for the securities counterclaims previously asserted.

On 19 June 2012, Elaine Wynn responded to Aruze USA’s Counterclaim and asserted a cross claim against Steve Wynn and Kazuo Okada seeking a declaration that (1) any and all of Elaine Wynn’s duties under the January 2010 Stockholders Agreement (the “Stockholders Agreement”) by and among Aruze USA, Steve Wynn, and Elaine Wynn be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Elaine Wynn. By agreement of the parties, Mr. Wynn’s response to the cross claim is due within 14 days once the final order of remand is entered.

On 24 February 2012, the Board of Directors of the Company removed Mr. Kazuo Okada from the Board.

WRL has provided the Freeh Report to applicable regulators and law enforcement agencies and intends to cooperate with any related investigation that such regulators or agencies may undertake. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to WRL and its subsidiaries. A finding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affiliated with a gaming licensee on property of WRL or its subsidiaries and/or otherwise involved WRL or its subsidiaries in criminal or civil violations could result in actions by regulatory authorities against WRL or its subsidiaries. Relatedly, as described below, the Salt Lake Regional Office of the SEC has commenced an informal inquiry into, and other regulators could pursue separate investigations into, WRL and its subsidiaries compliance with applicable laws arising from the allegations in the matters described above and in response to litigation filed by Mr. Okada suggesting improprieties in connection with the Wynn Macau’s donation to the University of Macau. While WRL believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against the WRL or its subsidiaries.

Litigation commenced by Mr. Okada and related matters

On 11 January 2012, Mr. Okada commenced litigation in the District Court of Clark County, Nevada seeking to compel WRL to produce information relating to a donation to the University of Macau, among other things.

In May 2011, the Company made a commitment to the University of Macau Development Foundation in support of the new Asia-Pacific Academy of Economics and Management. This contribution consists of a MOP200.0 million (equivalent to HK$194.2 million) payment made in May 2011 and a commitment for additional donations of MOP80.0 million (equivalent to HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive. The pledge was consistent with WRL’s long-standing practice of providing philanthropic support for deserving institutions in the markets in which it operates. The pledge was made following an extensive analysis which concluded that the gift was made in accordance with all applicable laws. The pledge was considered by the boards of directors of both WRL and the Company and approved by 15 of the 16 directors who serve on those boards. The sole dissenting vote was cast by Mr. Okada whose stated objection was to the length of time over which the donation would occur, not its propriety.

On 8 February 2012, following Mr. Okada’s lawsuit, WRL received a letter from the Salt Lake Regional Office of the SEC requesting that, in connection with an informal inquiry by the SEC, WRL preserve information relating to the donation to the University of Macau, any donations by WRL to any other educational charitable institutions, including the University of Macau Development Foundation, and WRL’s casino or concession gaming licenses or renewals in Macau. WRL is cooperating with the Salt Lake Regional Office staff and intends to fully comply with the SEC’s request.

At a hearing on 9 February 2012, the Nevada state court held that, as a director of WRL, Mr. Okada had the right to make a reasonable inspection of WRL’s corporate books and records. Following the hearing, WRL released certain WRL documents to Mr. Okada for his inspection. At a subsequent hearing on 8 March 2012, the court considered Mr. Okada’s request that WRL’s board make additional documents available to him, and ruled that Mr. Okada was entitled to inspect two additional pages of WRL documents. WRL promptly complied with the court’s ruling.

On 25 May 2012, Mr. Okada amended his petition to request inspection of additional records. The Nevada state court ordered Mr. Okada to file a supplemental brief addressing how his requests relate to his duties as a director of WRL, and WRL was to respond by filing a supplemental brief on the reasonableness of Mr. Okada’s requests. After Mr. Okada filed his supplemental brief, WRL moved to depose Mr. Okada prior to having to file its supplemental brief. At a hearing on 28 June 2012, the state court ordered Mr. Okada to appear for a deposition in Las Vegas, Nevada. The deposition is scheduled for September 2012.

Related litigation

Six derivative actions have been commenced against WRL and all members of its board of directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four pending federal actions brought by the following plaintiffs have been consolidated: (1) The Louisiana Municipal Police Employees’ Retirement System (“LMPERS”), (2) Maryanne Solak, (3) Excavators Union Local 731 Welfare Fund, and (4) Boilermakers Lodge No. 154 Retirement Fund.

The plaintiffs in the federal derivative actions filed a consolidated complaint on 6 August 2012, asserting claims for (1) breach of fiduciary duty; (2) waste of corporate assets; (3) injunctive relief; and (4) unjust enrichment. The claims are against all WRL directors, including Mr. Okada. The federal derivative plaintiffs claim that the individual defendants breached their fiduciary duties and wasted assets by (a) failing to ensure WRL’s officers and directors complied with federal and state laws and WRL’s Code of Conduct; (b) voting to allow the WRL’s subsidiary to make the donation to the University of Macau; and (c) redeeming Aruze USA’s stock such that WRL incurs the debt associated with the redemption. The federal plaintiffs seek unspecified compensatory damages, restitution in the form of disgorgement, reformation of corporate governance procedures, an injunction against all future payments related to the donation/pledge, and all fees (attorneys, accountants, and experts) and costs. Per the court’s 5 July 2012 Case Management Order, the parties are to confer regarding a deadline for WRL and the directors to respond.

The two state court actions brought by the following plaintiffs have also been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson. Through a coordination of efforts by all parties, the directors and WRL (a nominal defendant) have been served in all of the actions.

The plaintiffs in the state derivative actions filed a consolidated complaint on 20 July 2012 asserting claims for (1) breach of fiduciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against all WRL directors, including Mr. Okada, as well as the WRL’s Chief Financial Officer, who signs financial disclosures filed with the SEC. The state derivative plaintiffs claim that the individual defendants failed to disclose to its shareholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the Foreign Corrupt Practices Act related to, the University of Macau Development Foundation donation. Plaintiffs seek unspecified monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing WRL to internally investigate the donation, as well as attorneys’ fees and costs. WRL and individual defendants will respond to the consolidated complaint by 31 August 2012.

The consolidated actions are in a preliminary stage and WRL management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any.

DEFINITIONS USED IN THIS ANNOUNCEMENT

“Amended Wynn Macau Credit Facilities”	together, the HK$5.8 billion (equivalent) fully funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM

“Board of Directors” or “Board”	the board of Directors of our Company

“Code”	the Code on Corporate Governance Practices prior to 1 April 2012 and the Corporate Governance Code and Corporate Governance Report on and after 1 April 2012

“Code on Corporate Governance Practices”	the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules which was effective prior to 1 April 2012

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Corporate Governance Code and Corporate Governance Report”	the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 of the Listing Rules

“Cotai Land Concession Agreement”	the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012

“Director(s)”	the director(s) of our Company

“Encore” or “Encore at Wynn Macau”	a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our”	our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“Las Vegas Jet, LLC”	Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“LIBOR”	London Interbank Offered Rate

“Listing”	the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Macau Operations”	the fully integrated Wynn Macau and Encore at Wynn Macau resort

“Melco Crown”	Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“Offshore RMB”	RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is officially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”)

“Palo Real Estate Company Limited” or “Palo”	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or “mainland China”	the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“RMB”	Renminbi, the lawful currency of PRC

“Securities and Exchange Commission” or “SEC”	the U.S. Securities and Exchange Commission

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the United States

“US GAAP”	the Generally Accepted Accounting Principles of the United States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“WM Cayman Holdings Limited II”	WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly owned subsidiary of the Company

“WRM Shareholder Dividend Tax Agreement”	the agreement, entered into during June 2009 and July 2011, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP 15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

“Wynn Cotai”	a full-scale integrated resort which WRM anticipates constructing on 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Las Vegas”	a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”	together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time and as refinanced on 31 July 2012

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Ltd.”	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company

“Wynn Resorts, Limited” or “WRL”	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

GLOSSARY OF TERMS USED IN THIS ANNOUNCEMENT

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash and promotional coupons

“gaming promoters”	individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”	the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win”	the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

By order of the Board
Wynn Macau, Limited
Stephen A. Wynn
Chairman

Hong Kong, 24 August 2012

As of the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as executive Directors); Allan Zeman and Marc D. Schorr (as non-executive directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kim-fung Lam (as independent non-executive Directors).